Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

The Board of Directors

US Express Leasing, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed by Everbank Financial Corp of our report dated May 28, 2008, with respect to the consolidated balance sheet of US Express Leasing, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statement of operations, stockholders’ equity and cash flows for the year then ended, incorporated herein by reference in the Registration Statement on Form S-8.

/s/ KPMG LLP

Short Hills, New Jersey

May 10, 2012